Exhibit 99.7

Cermak Road LLC
Shares of Common Stock Sold	Price Per Share ($)		Date of Sale
944,672	$4.75	(1)	November 26, 2019
200,000	$4.85	(2)	November 27, 2019
40,000	$4.71	(3)	December 2, 2019
186,103	$4.51	(4)	December 3, 2019
355,000	$4.28	(5)	December 4, 2019

Cermak Road Ltd.

None.

Sycamore Partners III-A, L.P.

None.

Sycamore Partners III, L.P.

None.

Sycamore Partners III GP, L.P.

None.

Sycamore Partners III GP, Ltd.

None.

Stefan L. Kaluzny

None.

(1) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.50 to $4.91, inclusive. The reporting persons undertake to provide to the staff of the Securities and Exchange Commission (the “Staff”), upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (1), (2), (3), (4) and (5).

(2) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.72 to $4.98, inclusive.

(3) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.70 to $4.73, inclusive.

(4) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.45 to $4.58, inclusive.

(5) The purchase price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $4.16 to $4.49, inclusive.